Exhibit 23.1

DONAHUE ASSOCIATES, L.L.C.
27 BEACH ROAD, SUITE CO5-A
MONMOUTH BEACH, NJ.    07750
Phone: (732) 229-7723

Consent of Certified Public Accountants

Nova Technologies USA, Inc.

We have issued our report dated June 11, 2007, accompanying the audited financial statements as of March 31, 2007 and for the year then ended.

 We consent to the use of the aforementioned reports in the SB-2 filing.

Donahue Associates LLC
August 29, 2007